Exhibit 10.1

FIRST AMENDMENT

TO

AIRCRAFT TIME SHARING AGREEMENT

This FIRST AMENDMENT TO AIRCRAFT TIME SHARING AGREEMENT (this “Amendment”) is entered into this 23rd day of April, 2019 by and between Zimmer, Inc., a Delaware corporation (“Time Share Lessor” or “Company”), and Bryan C. Hanson (“Time Share Lessee” or “Executive”) and amends that certain AIRCRAFT TIME SHARING AGREEMENT (the “Agreement”) dated as of the 27th day of February, 2018, by and between Company and Executive.

WHEREAS, Company and Executive desire to amend the Agreement as provided for in this Amendment.

NOW, THEREFORE, in consideration of the foregoing premises, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Company and Executive hereby amend the terms of the Agreement as follows:

A.	Capitalized words and phrases not otherwise defined in this Amendment shall have the meanings ascribed to such words and phrases in the Agreement.

B.

Section 6 of the Agreement is hereby amended by deleting all of the text of Section 6 up to but not including Subsections 6.1 through 6.10, and inserting in place of the deleted text the following new text:

6.

Flight Charges.  For each flight provided to Executive under this Agreement, Company may, in its sole discretion, either provide such flight to Executive at no charge, or may charge Executive any amount determined by Company in its sole discretion up to an amount not in excess of the lesser of (i) the aggregate incremental costs incurred by the Company to operate the flight; and (ii) the maximum amount of expense reimbursement permitted in accordance with 14 C.F.R. Section 91.501(d), which expenses include and are limited to the sum of the amounts set forth below in Sections 6.1 through 6.10 of this Agreement inclusive.  Without limiting the generality of the foregoing, in the event that the amount charged by the Company for any flight provided to Executive is zero or otherwise is less than the value of the flight as determined under Treas. Reg. Section 1.61-21(g) (hereinafter the “SIFL Value”), the Company shall impute fringe benefit income to Executive in an amount equal to the excess of the SIFL Value of such flight over the amount charged to the Executive for such flight.

C.	Except as otherwise provided in this Amendment, all the terms and conditions contained in the Agreement remain in full force and effect.

D.	This Amendment may be executed in counterparts, each of which when executed and delivered shall be deemed an original and all together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this FIRST AMENDMENT TO AIRCRAFT TIME SHARING AGREEMENT to be executed and delivered as of the date first above written.

Company:		Executive:

Zimmer, Inc.		Bryan C. Hanson

By:	/s/ Chad. F. Phipps	/s/ Bryan C. Hanson
Print:	Chad F. Phipps
Title:	Senior Vice President,
General Counsel and Secretary

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